Exhibit 4.1

SMITHFIELD FOODS, INC.,
as Issuer
$500,000,000
7.750% Senior Notes due 2017

AMENDMENT NO. 1
Dated as of July 8, 2013
TO FIRST SUPPLEMENTAL INDENTURE
Dated as of June 22, 2007

U.S. Bank National Association,
as Trustee

AMENDMENT NO. 1 TO FIRST SUPPLEMENTAL INDENTURE (the “Amendment”), dated as of July 8, 2013, between SMITHFIELD FOODS, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia (the “Trustee”), as Trustee.
RECITALS OF THE COMPANY
WHEREAS, the Company has entered into an Indenture, dated as of June 1, 2007, with the Trustee (the “Original Indenture”) for the purpose of issuing from time to time its senior debt securities;
WHEREAS, the Company has entered into a First Supplemental Indenture, dated as of June 22, 2007, with the Trustee (the “First Supplemental Indenture”) for the purpose of supplementing the Original Indenture (the Original Indenture, as supplemented by the First Supplemental Indenture being referred to herein as the “Indenture”) and providing for the establishment of its 7.750% Senior Notes due 2017;
WHEREAS, Section 7.01 of the First Supplemental Indenture provides that the Company and the Trustee may amend the Indenture or the Securities without notice to or consent of any Securityholder to cure any ambiguity, omission, defect or inconsistency;
WHEREAS, the Company has identified defects and inconsistencies in Section 3.04 of the First Supplemental Indenture;
WHEREAS, the Company hereby proposes to amend the Indenture to cure such defects and inconsistencies; and
WHEREAS, all things necessary to make this Amendment a valid agreement of the Company, and a valid amendment of the Indenture, have been done.
NOW, THEREFORE, THIS AMENDMENT WITNESSETH:
For and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of the Holders of the series of Securities established by the First Supplemental Indenture, as follows:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01.      Definitions. For all purposes of this Amendment:
(1)      Capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(2)      Each reference to “Indenture” in this Amendment shall mean the provisions of the Original Indenture, as supplemented by the First Supplemental Indenture, and future amendments and supplements to the Original Indenture, as supplemented by the First Supplemental Indenture, including this Amendment, applicable to the Securities and exclusive of amendments and supplements that relate to issuances of other series of securities issued after June 22, 2007 under the Original Indenture;
(3)      All references in this Amendment to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Amendment and, where so specified, to the Articles and Sections of the Original Indenture, as supplemented, amended or modified by the First Supplemental Indenture and this Amendment; and
(4)      The terms “above,” “below,” “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and “herewith” in this Amendment refer to this Amendment.
SECTION 1.02.      Rules of Construction. Unless the context otherwise requires:
(1)      a term has the meaning assigned to it;
(2)      an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)      “or” is not exclusive;
(4)      “including” means including without limitation; and
(5)      words in the singular include the plural and words in the plural include the singular.
ARTICLE II
AMENDMENT
SECTION 2.01.      Amendment of Section 3.04. (a) Section 3.04 of the First Supplemental Indenture shall be amended by deleting the words “the Issue Date” appearing in clauses (3)(B) and (3)(F) of paragraph (a) of such Section and replacing them with the words “August 4, 2004.”
(b) Section 3.04 of the First Supplemental Indenture shall be restated as follows to incorporate the above amendments:
Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the

Company) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any of its Subsidiaries (and, if such Subsidiary is not directly or indirectly owned 100% by the Company, to its other stockholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Subsidiaries, (iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of Section 3.03; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company’s Board of Directors) declared or made subsequent to August 4, 2004 would exceed the sum of: (A) $300.0 million; (B) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on August 4, 2004 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (C) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to August 4, 2004 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise); (D) the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company issued to acquire Additional Assets from a third party; (E) the sum of (i) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to August 4, 2004, of any Indebtedness of the Company or its Restricted Subsidiaries

convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property (other than Capital Stock) distributed by the Company upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by the Company (less any contingent amounts that the Company may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to August 4, 2004 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock); (F) the amount equal to the net reduction in Investments since August 4, 2004 in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and (G) to the extent that any Restricted Investment that was made after August 4, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the net book value of such Restricted Investment.
(b)    So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, defeasance or redemption of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(C) of Section 3.04(a); (ii) any purchase, defeasance or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company that is Refinancing Indebtedness; provided, however, that (A) such Indebtedness is subordinated to the Securities at least to the same extent as such Subordinated Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments; (iii) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness of the Company or Guarantor Subordinated

Indebtedness of any of its Restricted Subsidiaries pursuant to a “change of control” or “asset sale” covenant set forth in the indenture pursuant to which the same is issued and such “change of control” and “asset sale” covenants are substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that the Company has repurchased all Securities required to be repurchased by the Company pursuant to the terms and conditions described in Section 3.07 or 3.09, as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the requirements of Section 3.04(a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments; (v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments; or (vi) Permitted Employee Payments in an aggregate amount not in excess of $5.0 million since August 4, 2004; provided, however, that such payments shall be included in the calculation of Restricted Payments.
ARTICLE III
MISCELLANEOUS
SECTION 3.01.      Priority of Amendment. In the event any conflict arises between the terms of the Original Indenture, as supplemented and amended by the First Supplemental Indenture, and the terms of this Amendment, the terms of this Amendment shall be controlling and supersede such conflicting terms of the Original Indenture, as supplemented by the First Supplemental Indenture. Unless otherwise specifically modified or amended hereby, the terms of the Original Indenture, as supplemented and amended by the First Supplemental Indenture, shall remain in full force and effect with respect to the Securities.
SECTION 3.02.      Governing Law. The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.03.      Table of Contents; Headings. The headings of the Articles and Sections of this Amendment have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to First Supplemental Indenture to be duly executed as of the date first above written.
U.S. Bank National Association, as Trustee
By: ___/s/ Jack Ellerin____________________
Name: Jack Ellerin
Title: Vice President

SMITHFIELD FOODS, INC.
By: ____/s/ Timothy P. Dykstra____________
Name: Timothy P. Dykstra
Title: Vice President and Treasurer